Exhibit 10.2
PERFORMANCE SHARE AWARD
Date of Award: February [•], 2008
Target Number of Performance Shares Awarded: x,xxx
Recipient
Dear (name):
I am pleased to inform you that as an executive of Terra Industries Inc. (“Terra”) or a subsidiary thereof, you have been awarded, under Terra’s 2007 Omnibus Incentive Compensation Plan (the “Plan”), the number of Performance Shares set forth above, subject to certain restrictions, terms and conditions set forth in this letter and in the Plan. Shares (or cash based on the value of Shares) may be issued to you in the future for the Performance Shares granted to you if Terra achieves certain financial results described below in paragraph 1. A Share shall mean a share of common stock of Terra, without par value, or such other securities of Terra (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee (as defined in the Plan) pursuant to Section 4(b) of the Plan. Pursuant to the Plan, the Performance Shares are Restricted Stock Units that may be settled in Shares or cash, as determined by the Committee in its sole discretion, and are designated as Performance Compensation Awards. Unless otherwise defined, the capitalized terms herein shall have the meanings assigned to them in the Plan.
1. Subject to the terms and conditions set forth in this Agreement, you will be eligible to earn (or be deemed to earn) a number of Performance Shares that is between 0% and 200% of the target number of Performance Shares set forth above, such number of earned Performance Shares to be determined based on Terra’s annualized average return on capital employed (“ROCE”), described as follows:
a. The ROCE period will be the thirty-six month period ending on December 31, 2010 (referred to hereafter as the “Period”).
b. The numerator of the calculation will be the annualized average of the sum of income from operations for the Period (as reported in Terra’s Consolidated Statement of Operations for 2008, 2009 and 2010), reduced by 35% representing normal income tax expense, plus income or earnings from equity investments and results from discontinued operations.

c. The denominator of the calculation will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest, liability for customer prepayments, less cash.
d. The determination of the numerator and denominator used for the calculation of ROCE will not include the following items:
i.	Losses that are the direct result of a major casualty, force majeure or natural disaster;
ii.	Losses for new legislation that directly affects Terra’s existing product mix;

iii.	Losses that are the result of a terrorist attack;
iv.	Losses associated with shipping restrictions imposed by Terra’s freight vendors for Terra’s products;

v.	Impairment of long-lived assets, goodwill or other intangible assets;

vi.	Losses on the early retirement of debt;
vii.	Equity-based or other employee retention awards granted in the connection with any acquisition;

viii.	Amortization of goodwill;

ix.	Expenses classified as provisions for restructuring;
x.	Losses on the disposal of assets or segments of an acquired business within three years of the acquisition date;

xi.	Losses on the disposition of a business;
xii.	Expenses associated with changes in tax or accounting regulations or laws; and
xiii.	Other expenses or losses that are unusual in nature or infrequent in occurrence and are disclosed as a separate item in Terra’s Consolidated Statement of Operations.
e. In each instance, the above-referenced items must be determined in accordance with generally accepted accounting principles and appear on the face of Terra’s Consolidated Statement of Operations contained in its Consolidated Financial Statements for such performance year.
f. The Compensation Committee may, in its sole discretion, include any of the preceding items in its calculation of the return amount if the inclusion of such item or items has the effect of decreasing level of ROCE achieved.
g. If Terra’s annualized average ROCE for the Period is [ ]or less, none of the Performance Shares will be earned.
h. If Terra’s annualized average ROCE for the Period is greater than [ ] but less than or equal to [ ], [ ] of the target number of Performance Shares will be earned for each [ ] by which annualized average ROCE exceeds [ ].

i. If Terra’s annualized average ROCE for the Period is greater than [ ] but less than [ ], an additional [ ] of the target number Performance Shares will be earned for each [ ] by which annualized average ROCE exceeds [ ].
j. If Terra’s annualized average ROCE for the Period equals or exceeds [ ], then 200% of the target number of Performance Shares (which is the maximum number of Performance Shares that may be earned pursuant to this Award) will be earned.
2. The calculation of ROCE will be determined by the Committee following the end of the Period. Until the Committee has made its determination about the level of achievement of ROCE and the percentage of the Performance Shares that have been earned, you will not be entitled to receive any Shares pursuant to this Agreement or to receive any cash in lieu of such Shares. In determining the percentage of Performance Shares that you have earned during the Period, the Compensation Committee may not award more Performance Shares than the maximum amount indicated by formula set forth above, but may, in its sole discretion, award fewer than the maximum amount indicated by the formula.
3. Any Shares that are required to be issued after the Committee approves the portion, if any, of the target number of Performance Shares that are earned based on Terra’s performance during the Period (including as Shares that you may be entitled to receive following a termination as a result of Disability) shall be issued not later than the 74th day following the date that the relevant Performance Shares become vested. Performance Shares will be deemed to have vested when they are no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)).
4. In the event of a Change of Control of Terra on or prior to the last day of the Period, the number of Performance Shares that you will be deemed to have earned will be the greater of (a) the calculated award described in paragraphs 1.a. through g. above using the actual quarters completed in the Period and (b) the target number of Performance Shares. In the event of a Change of Control on or prior to the last day of the Period, any Performance Shares required to be issued will be issued not later than 30th day following the occurrence of the Change of Control.
5. If your employment with Terra terminates for any reason during the Period and prior to the occurrence of a Change of Control, all unearned Performance Shares shall automatically be forfeited by you, except as follows:
a. If your employment terminates by reason of death, the Performance Shares shall be awarded with the award calculated as described in paragraphs 1.a. through g. using the actual quarters completed prior to the date of death. You may designate one or more beneficiaries by a writing filed with Terra’s Corporate Secretary. Beneficiaries may be named contingently or successively and may share in different proportions if so designated. In the event of a termination of your employment by reason of death, any Performance Shares required to be issued will be issued not later than the 74th day following the date of death.

b. If your employment terminates by reason of Disability, the Performance Shares shall continue to be eligible for issuance pursuant to paragraphs 1.a. through g. and, if applicable, paragraph 4 of this Agreement.
c. If your employment with Terra and its Subsidiaries terminates under special circumstances (other than death or Disability), as determined by the Committee in its sole discretion, the Committee shall determine, in a manner consistent with Section 162(m) of the Internal Revenue Code, the number, if any, of Performance Shares that shall not be forfeited upon termination, the form of payment (cash, shares or a combination) that you shall be entitled to receive with respect to any such Performance Shares that are earned and the timing of any such payment that is made to you.
6. Although the Performance Shares are intended to provide you with an economic equivalent of stock ownership, the award of Performance Shares hereunder shall not entitle you to vote or exercise any of the other rights of a holder of Shares (including the right to receive dividends or dividend equivalents).
7. This award shall not be effective unless you sign a copy of this letter and deliver it to Terra’s Corporate Secretary, Terra Centre, 600 Fourth Street, Sioux City, Iowa 51101, before 4:30 p.m. central time on [DATE]. If the Corporate Secretary does not have your properly executed copy of this letter before such time, then, anything in this letter to the contrary notwithstanding, this Award shall terminate and be of no effect.
8. You hereby agree to pay to Terra, or otherwise make arrangements satisfactory to Terra regarding payment of, any federal, state or local taxes required or authorized by law to be withheld with respect to the award of the Performance Shares (the “Withholding Taxes”). Terra shall have, to the extent permitted by law, the right to deduct from any payment of any kind otherwise due to you, any Withholding Taxes and to condition the delivery of the Shares to be delivered upon earning the Performance Shares on the payment to Terra of the Withholding Taxes. In lieu of the payment of the Withholding Taxes in cash, you shall be entitled to pay all or a portion of the Withholding Taxes by surrendering to Terra a portion of the Shares otherwise to be delivered upon earning the Performance Shares.
9. Terra may, in the Committee’s sole discretion, at any time or from time to time, in lieu of the delivery of all or any portion of the Shares earned pursuant to the Performance Shares, pay to you cash equal to the average Fair Market Value (as defined in the Plan) of such Shares for the last 20 trading days of 2010. Such cash payment shall be made on the same date that the Shares would have otherwise been delivered.
10. Nothing in this Performance Share Award shall confer upon you any right to continue in the employ of Terra or a Subsidiary, or affect the right of Terra or of any Subsidiary to terminate your employment, with or without cause.

11. (i) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to Terra or any of its Affiliates.
(iii) If, at the time of your separation from service (within the meaning of Section 409A), (A) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Terra from time to time) and (B) Terra shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Terra shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
(iv) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Terra reserves the right to make amendments to this Agreement as Terra deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Terra nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
12. Terra’s obligation with respect to this Award shall not be funded or secured in any manner.
13. Your rights with respect to these Performance Shares may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind. This Agreement shall be construed in accordance with and governed by the laws of the State of State of Maryland without regard to any State’s conflict of laws principles.
These Performance Shares are awarded pursuant to the Plan and are subject to its terms. A copy of the Plan is being furnished to you with this letter and also is available on request from the Terra’s Corporate Secretary.

If you have any questions with respect to this Performance Share Award, please feel free to call upon me.

Very truly yours, TERRA INDUSTRIES INC.
By:
President and Chief Executive Officer

By:
Vice President, General Counsel and Corporate Secretary

I hereby agree to the terms and conditions set forth above and acknowledge receipt of the 2007 Omnibus Incentive Compensation Plan and the Prospectus covering shares issued under that Plan.

Signature of Employee